TENTH AMENDMENT TO MASTER LEASE


         THIS TENTH AMENDMENT TO MASTER LEASE, dated as of January 28, 2000 (this "Amendment"), is between ATLANTIC FINANCIAL GROUP, LTD., a Texas limited partnership ("Lessor"), and CONE MILLS CORPORATION, a North Carolina corporation ("Lessee").

                                   BACKGROUND

         1. Lessor (as assignee of TBC Realty II Corporation) and Lessee are parties to that certain Master Lease, dated as of October 24, 1994 (as heretofore amended, the "Lease").

         2. Lessee and Lessor desire to amend the Lease in certain respects as set forth herein.

         NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

         SECTION 1. Definitions. Capitalized terms used in this Amendment and not otherwise defined herein shall have the meanings assigned thereto in the Lease.

         SECTION 2. Representations and Warranties; Covenants. Section 32 of the Lease is hereby deleted in its entirety, and the following shall be substituted therefor:

I.        Representations and Warranties of Lessee; Covenants of Lessee

A. Representations and Warranties. The Lessee represents and warrants with respect to itself and to its Subsidiaries that:

1.        Organization and Authority.

(a) The Lessee and each Subsidiary is a corporation duly organized and validly existing under the laws of the jurisdiction of its formation;

(a) The Lessee and each Subsidiary (x) has the requisite power and authority to own its properties and assets and to carry on its business as now being conducted and as contemplated in the Lease Documents, and (y) is qualified to do business in every jurisdiction in which failure so to qualify would have a Material Adverse Effect;

(a) The Lessee has the power and authority to execute, deliver and perform this Amendment, and to execute, deliver and perform each of the other Lease Documents to which it is a party;

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(a) Each Credit Party (other than the Lessee) has the power and authority to execute, deliver and perform the Facility Guaranty and each of the other Lease Documents to which it is a party;

(a) When executed and delivered, each of the Lease Documents to which any Credit Party is a party will be the legal, valid and binding obligation or agreement, as the case may be, of such Credit Party, enforceable against such Credit Party in accordance with its terms, subject to the effect of any applicable bankruptcy, moratorium, insolvency, reorganization or other similar law affecting the enforceability of creditors' rights generally and to the effect of general principles of equity (whether considered in a proceeding at law or in equity); and

(a) The Security Documents create valid security interests in the Collateral purported to be covered thereby, which security interests and Liens are and will remain perfected security interests and Liens, prior to all other Liens other than Permitted Liens.

1. Lease Documents. The execution, delivery and performance by each Credit Party of each of the Lease Documents to which it is a party:

(a) have been duly authorized by all requisite Organizational Action of such Credit Party required for the lawful execution, delivery and performance thereof;

(a) do not violate any provisions of (i) any applicable law, rule or regulation,
(ii) any judgment, writ, order, determination, decree or arbitral award of any Governmental Authority or arbitral authority binding on such Credit Party or its properties, or (iii) the Organizational Documents or Operating Documents of such Credit Party;

(a) does not and will not be in conflict with, result in a breach of or constitute an event of default, or an event which, with notice or lapse of time or both, would constitute an event of default, under any contract, indenture, agreement or other instrument or document to which such Credit Party is a party, or by which the properties or assets of such Credit Party are bound; and

(a) does not and will not result in the creation or imposition of any Lien upon any of the properties or assets of such Credit Party or any Subsidiary, except any Liens in favor of the Secured Parties created by the Security Documents.

1. Solvency. Each Credit Party is Solvent after giving effect to the transactions contemplated by the Credit Agreement and the Lease Documents.

1. Subsidiaries and Stockholders. The Lessee has no Subsidiaries other than those Persons listed as Subsidiaries in Schedule 8.4 and additional Subsidiaries created or acquired after the Closing Date in compliance with Section 32(b)(xx);
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Schedule 8.4 states as of the date hereof the organizational form of each entity, the authorized and issued capitalization of each Subsidiary listed thereon, the number of shares or other equity interests of each class of capital stock or interest issued and outstanding of each such Subsidiary and the number and/or percentage of outstanding shares or other equity interest (including options, warrants and other rights to acquire any interest) of each such class of capital stock or other equity interest owned by Lessee or by any such Subsidiary; the outstanding shares or other equity interests of each such Subsidiary have been duly authorized and validly issued and are fully paid and nonassessable; and Lessee and each such Subsidiary owns beneficially and of record all the shares and other interests it is listed as owning in Schedule 8.4, free and clear of any Lien (other than Liens in favor of the Collateral Agents under the Security Documents).

1. Ownership Interests. Lessee owns no interest in any Person other than the Persons listed in Schedule 8.4, equity investments in Persons not constituting Material Subsidiaries permitted under Section 32(c)(vii) and additional Subsidiaries created or acquired after the date hereof in compliance with
Section 32(b)(xx).

1. Financial Condition.

(a) The Lessee has heretofore furnished to Lessor and Lender an audited consolidated balance sheet of the Lessee and its Subsidiaries as at January 3, 1999 and the notes thereto and the related consolidated statements of income, stockholders' equity and cash flows for the Fiscal Year then ended as examined and certified by McGladrey & Pullen LLP, and unaudited consolidated interim financial statements of the Lessee and its Subsidiaries consisting of a consolidated balance sheets and related consolidated statements of income, stockholders' equity and cash flows, in each case without notes, for and as of the end of the nine month period ending October 3, 1999. Except as set forth therein, such financial statements (including the notes thereto) present fairly the financial condition of the Lessee and its Subsidiaries as of the end of such Fiscal Year and nine month period and results of their operations and the changes in its stockholders' equity for the Fiscal Year and interim period then ended, all in conformity with GAAP applied on a Consistent Basis, subject however, in the case of unaudited interim statements to year end audit adjustments;

(a) since the later of (1) the date of the audited financial statements delivered pursuant to subparagraph (A) above or (2) the date of the audited financial statements most recently delivered pursuant to Section 32(b)(i)(A) hereof, there has been no material adverse change in the condition, financial or otherwise, of the Lessee or any of its Subsidiaries or in the businesses, properties, performance, prospects or operations of the Lessee or its Subsidiaries, nor have such businesses or properties been materially adversely affected as a result of any fire, explosion, earthquake, accident, strike, lockout, combination of workers, flood, embargo or act of God other than (i) as set forth in the October Projections and (ii) as disclosed to Lessor and Lender with respect to a certain customer's payment practices; and
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(a) except as set forth in the financial statements referred to in subparagraph
(A) above or in Schedule 8.6 or permitted by Section 32(c)(v), neither the Lessee nor any Subsidiary has incurred, other than in the ordinary course of business, any material Indebtedness, Contingent Obligation or other commitment or liability which remains outstanding or unsatisfied.

1. Title to Properties. The Lessee and each of its Subsidiaries and each other Credit Party has good and marketable title to all its real and personal properties, subject to no transfer restrictions or Liens of any kind, except for the transfer restrictions and Liens described in Schedule 8.7 and Liens permitted by Section 32(c)(iv).

1. Taxes. Except as set forth in Schedule 8.8, the Lessee and each of its Subsidiaries has filed or caused to be filed all federal, state and local tax returns which are required to be filed by it and, except for taxes and assessments being contested in good faith by appropriate proceedings diligently conducted and against which reserves (if required in accordance with GAAP) are reflected in the financial statements described in Section 32(a)(vi)(A) or
Section 32(b)(i)(A) or (B) and satisfactory to the Lessee's independent certified public accountants have been established, have paid or caused to be paid all taxes as shown on said returns or on any assessment received by it, to the extent that such taxes have become due.

1. Other Agreements. No Credit Party nor any Subsidiary is

(a) a party to or subject to any judgment, order, decree, agreement, lease or instrument, or subject to other restrictions, which individually or in the aggregate could reasonably be expected to have a Material Adverse Effect; or

(a) in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which such Credit Party or any Subsidiary is a party, which default has, or if not remedied within any applicable grace period could reasonably be likely to have, a Material Adverse Effect.

1. Litigation. Except as set forth in Schedule 8.10, there is no action, suit, investigation or proceeding at law or in equity or by or before any governmental instrumentality or agency or arbitral body pending, or, to the knowledge of the Lessee, threatened by or against the Lessee or any Subsidiary or other Credit Party or affecting the Lessee or any Subsidiary or other Credit Party or any properties or rights of the Lessee or any Subsidiary or other Credit Party, which could reasonably be likely to have a Material Adverse Effect.

1. Investment Company. No Credit Party is an "investment company," or an "affiliated person" of, or "promoter" or "principal underwriter" for, an "investment company," as such terms are defined in the Investment Company Act of 1940, as amended (15 U.S.C.ss. 80a-1, et seq.).

1. Patents, Etc. The Lessee and each other Credit Party owns or has the right to use, under valid license agreements or otherwise, all material patents, licenses, franchises, trademarks, trademark rights, trade names, trade name rights, trade secrets and copyrights necessary to or used in the conduct of its businesses as now conducted and as contemplated by the Lease Documents, without known conflict with any patent, license, franchise, trademark, trade secret, trade name, copyright, other proprietary right of any other Person.

1. No Untrue Statement. Neither (A) this Lease nor any other Lease Document or certificate or document executed and delivered by or on behalf of the Lessee or any other Credit Party in accordance with or pursuant to any Lease Document nor
(B) any statement, representation, or warranty provided to the Lender or Lessor in connection with the negotiation or preparation of the Lease Documents contains any misrepresentation or untrue statement of material fact or omits to state a material fact necessary, in light of the circumstance under which it was made, in order to make any such warranty, representation or statement contained therein not misleading.

1. No Consents, Etc. Neither the respective businesses or properties of the Credit Parties or any Subsidiary, nor any relationship among the Credit Parties or any Subsidiary and any other Person, nor any circumstance in connection with the execution, delivery and performance of the Lease Documents and the transactions contemplated hereby and thereby, is such as to require a consent, approval or authorization of, or filing, registration or qualification with, any Governmental Authority or any other Person on the part of any Credit Party as a condition to the execution, delivery and performance of, or consummation of the transactions contemplated by the Lease Documents, which, if not obtained or effected, would be reasonably likely to have a Material Adverse Effect, or if so, such consent, approval, authorization, filing, registration or qualification has been duly obtained or effected, as the case may be.

1. Employee Benefit Plans.

(a) The Lessee and each ERISA Affiliate is in compliance with all applicable provisions of ERISA and the regulations and published interpretations thereunder and in compliance with all Foreign Benefit Laws with respect to all Employee Benefit Plans except for any required amendments for which the remedial amendment period as defined in Section 401(b) of the Code has not yet expired. Each Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined or the Lessee or its Subsidiaries is in the process of obtaining a determination by the Internal Revenue Service to be so qualified, each trust related to such plan has been determined to be exempt under Section 501(a) of the Code, and each Employee Benefit Plan subject to any Foreign Benefit Law has received the required approvals by any Governmental Authority regulating such Employee Benefit Plan. No material liability has been incurred by the Lessee or any ERISA Affiliate which remains unsatisfied for any taxes or penalties with respect to any Employee Benefit Plan or any Multiemployer Plan;
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(a) Neither the Lessee nor any ERISA Affiliate has (i) engaged in a nonexempt prohibited transaction described in Section 4975 of the Code or Section 406 of ERISA affecting any of the Employee Benefit Plans or the trusts created thereunder which could subject any such Employee Benefit Plan or trust to a material tax or penalty on prohibited transactions imposed under Internal Revenue Code Section 4975 or ERISA, (ii) incurred any accumulated funding deficiency with respect to any Employee Benefit Plan, whether or not waived, or any other liability to the PBGC which remains outstanding other than the payment of premiums and there are no premium payments which are due and unpaid, (iii) failed to make a required contribution or payment to a Multiemployer Plan, (iv) failed to make a required installment or other required payment under Section 412 of the Code, Section 302 of ERISA or the terms of such Employee Benefit Plan, or (v) failed to make a required contribution or payment, or otherwise failed to operate in compliance with any Foreign Benefit Law regulating any Employee Benefit Plan;

(a) Except as set forth on Schedule 8.16 hereto, no Termination Event has occurred or is reasonably expected to occur with respect to any Pension Plan or Multiemployer Plan, and neither the Lessee nor any ERISA Affiliate has incurred any unpaid withdrawal liability with respect to any Multiemployer Plan;

(a) The present value of all vested accrued benefits under each Employee Benefit Plan which is subject to Title IV of ERISA, or the funding of which is regulated by any Foreign Benefit Law did not, as of the most recent valuation date for each such plan, exceed the then current value of the assets of such Employee Benefit Plan allocable to such benefits;

(a) To the best of the Lessee's knowledge, each Employee Benefit Plan which is subject to Title IV of ERISA or the funding of which is regulated by any Foreign Benefit Law, maintained by the Lessee or any ERISA Affiliate, has been administered in accordance with its terms in all material respects and is in compliance in all material respects with all applicable requirements of ERISA, applicable Foreign Benefit Law and other applicable laws, regulations and rules;

(a) The consummation of the transactions evidenced by or contemplated by the Lease Documents will not involve any prohibited transaction under ERISA which is not subject to a statutory or administrative exemption; and

(a) No material proceeding, claim, lawsuit and/or investigation exists or, to the best knowledge of the Lessee after due inquiry, is threatened concerning or involving any Employee Benefit Plan;

1. Environmental Laws. Except as listed on Schedule 8.18 or as otherwise could not reasonably be expected to have a Material Adverse Effect, the Lessee and each Subsidiary is in compliance with all applicable Environmental Laws and has been issued and currently maintains all required federal, state and local permits, licenses, certificates and approvals. Except as listed on Schedule 8.18 or as otherwise could not reasonably be expected to have a Material Adverse Effect, neither the Lessee nor any Subsidiary has been notified of any pending or threatened action, suit, proceeding or investigation, and neither the Lessee nor any Subsidiary is aware of any facts, which (a) calls into question, or could reasonably be expected to call into question, compliance by the Lessee or any Subsidiary with any Environmental Laws, (b) seeks, or could reasonably be expected to form the basis of a meritorious proceeding, to suspend, revoke or terminate any license, permit or approval necessary for the operation of the Lessee's or any Subsidiary's business or facilities or for the generation, handling, storage, treatment or disposal of any Hazardous Materials, or (c) seeks to cause, or could reasonably be expected to form the basis of a meritorious proceeding to cause, any property of the Lessee or any Subsidiary or other Credit Party to be subject to any restrictions on ownership, use, occupancy or transferability under any Environmental Law.

1. Employment Matters.

(a) None of the employees of the Lessee or any Subsidiary is subject to any collective bargaining agreement except as set forth on Schedule 8.19 and there are no strikes, work stoppages, election or decertification petitions or proceedings, unfair labor charges, equal opportunity proceedings, or other material labor/employee related controversies or proceedings pending or, to the best knowledge of the Lessee, threatened against the Lessee or any Subsidiary or between the Lessee or any Subsidiary and any of its employees, other than employee grievances arising in the ordinary course of business which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect; and

(a) Except to the extent a failure to maintain compliance would not have a Material Adverse Effect, the Lessee and each Subsidiary is in compliance in all respects with all applicable laws, rules and regulations pertaining to labor or employment matters, including without limitation those pertaining to wages, hours, occupational safety and taxation, and there is neither pending or threatened any litigation, administrative proceeding nor, to the knowledge of the Lessee, any investigation, in respect of such matters which, if decided adversely, could reasonably be likely, individually or in the aggregate, to have a Material Adverse Effect.

1. RICO. Neither the Lessee nor any Subsidiary is engaged in or has engaged in any course of conduct that could subject any of their respective properties to any Lien, seizure or other forfeiture under any racketeer influenced and corrupt organizations law, whether civil or criminal, or other similar laws.

1. Year 2000 Compliance. All computer applications (including those affected by information received from its suppliers and vendors) that are material to the business and operations of the Lessee or any of its Subsidiaries are Year 2000 Compliant, except to the extent that a failure to be so could not reasonably be expected to have a Material Adverse Effect.

A. Affirmative Covenants. Unless the Lessor and the Lender shall otherwise consent in writing, the Lessee will, and where applicable will cause each Subsidiary to:

1.                         Financial Reports, Etc.

(a) As soon as practical and in any event within 90 days after the end of each Fiscal Year of the Lessee, deliver or cause to be delivered to the Lessor and Lender (1) consolidated and consolidating balance sheets of the Lessee and its Subsidiaries as at the end of such Fiscal Year, and the notes thereto, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows, and the respective notes thereto, for such Fiscal Year, setting forth (other than for consolidating statements) comparative financial statements for the preceding Fiscal Year, all prepared in accordance with GAAP applied on a Consistent Basis and containing, with respect to the consolidated financial statements, opinions of McGladrey & Pullen LLP, or other such independent certified public accountants selected by the Lessee and approved by the Lender, which are unqualified as to the scope of the audit performed and as to the "going concern" status of the Lessee and without any exception not acceptable to the Lender, and (2) a Compliance Certificate as of the end of such Fiscal Year;

(a) as soon as practical and in any event within 45 days after the end of each fiscal quarter (except for the last fiscal quarter of the Fiscal Year, as to which the following shall not be required to be delivered), deliver to the Lessor and Lender (1) consolidated and consolidating balance sheets of the Lessee and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income, stockholders' equity and cash flows for such fiscal quarter and for the period from the beginning of the then current Fiscal Year through the end of such reporting period, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Lessee and its Subsidiaries as of the end of such fiscal period and the results of their operations and the changes in their financial position for such fiscal period, in conformity with the standards set forth in Section 32(a)(vi)(A) with respect to interim financial statements, and (2) a Compliance Certificate as of the end of such quarter;

(a) as soon as practical and in any event within 45 days after the end of each Fiscal Quarter, deliver to the Lessor and Lender a certificate of an Authorized Representative of the Lessee certifying all Asset Dispositions for such Fiscal Quarter constituting Permitted Asset Dispositions under the terms of clause
(viii) of such defined term, together with evidence of application of all proceeds of each such Permitted Asset Disposition consummated more than 180 days prior to the end of such Fiscal Quarter;

(a) together with each delivery of the financial statements required by Section 32(b)(i)(A)(1), deliver to the Lessor and Lender a letter from the Lessee's accountants specified in Section 32(b)(i)(A)(1) stating that in performing the audit necessary to render an opinion on the financial statements delivered under
Section 32(b)(i)(A)(1), they obtained no knowledge of any Default or Event of Default by
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the Lessee in the fulfillment of the terms and provisions of this Lease insofar as they relate to financial matters (which at the date of such statement remains uncured); or if the accountants have obtained knowledge of such Default or Event of Default, a statement specifying the nature and period of existence thereof;

(a) promptly upon their becoming available to the Lessee, the Lessee shall deliver to the Lessor and Lender a copy of (1) all regular or special reports or effective registration statements which Lessee or any Subsidiary shall file with the Securities and Exchange Commission (or any successor thereto) or any securities exchange, (2) any proxy statement distributed by the Lessee or any Subsidiary to its shareholders, bondholders or the financial community in general, and (3) any management letter or other report submitted to the Lessee or any Subsidiary by independent accountants in connection with any annual, interim or special audit of the Lessee or any Subsidiary;

(a) not later than the last Business Day of each Fiscal Year, deliver to the Lessor and Lender a capital and operating expense budget and consolidated financial projections for the Lessee and its Subsidiaries for the next Fiscal Year, prepared in accordance with GAAP applied on a Consistent Basis;

(a) as soon as practicable and in any event within twenty-five (25) days following the end of each fiscal month, deliver to the Lessor and Lender a Compliance Certificate as of the end of such month in form and substance acceptable to the Lender; and

(a) as soon as practical and in any event within 25 days after the end of each fiscal month, deliver to Lessor and Lender consolidated balance sheets of the Lessee and its Subsidiaries as at the end of such fiscal month, and the related consolidated statements of income, stockholders' equity and cash flows for such fiscal month and for the period from the beginning of the then current Fiscal Year through the end of such fiscal month all prepared by management of the Lessee using inventory estimation, and accompanied by a certificate of an Authorized Representative to the effect that such financial statements present fairly the financial position of the Lessee and its Subsidiaries as of the end of such fiscal month and the results of their operations and the changes in their financial position for such fiscal month; and

(a) promptly, from time to time, deliver or cause to be delivered to the Lessor and Lender such other information regarding Lessee's and any Subsidiary's operations, business affairs and financial condition as the Lessor or Lender may reasonably request.

                  The Lessor and the Lender are hereby authorized to deliver a copy of any such financial or other information delivered hereunder to the Lender (or any affiliate of Lender) or to the Lessor, to any Governmental Authority having jurisdiction over the Lessor or the Lender pursuant to any written request therefor or in the ordinary course of examination of loan files, or to any other Person who shall acquire or consider the assignment of, or acquisition of any participation interest in, any obligation related to this Lease.

1. Maintain Properties. Maintain all properties necessary to its operations in good working order and condition, make all needed repairs, replacements and renewals to such properties, and maintain free from Liens all trademarks, trade names, patents, copyrights, trade secrets, know-how, and other intellectual property and proprietary information (or adequate licenses thereto), in each case as are reasonably necessary to conduct its business as currently conducted or as contemplated hereby, all in accordance with customary and prudent business practices.

1. Existence, Qualification, Etc. Except as otherwise expressly permitted under
Section 32(c)(viii), do or cause to be done all things necessary to preserve and keep in full force and effect its existence and all material rights and franchises, and maintain its license or qualification to do business as a foreign corporation and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary, except where the failure to so qualify would not have a Material Adverse Effect.

1. Regulations and Taxes. Comply in all material respects with or contest in good faith all statutes and governmental regulations and pay all taxes, assessments, governmental charges, claims for labor, supplies, rent and any other obligation which, if unpaid, would become a Lien against any of its properties, except liabilities being contested in good faith by appropriate proceedings diligently conducted and against which adequate reserves acceptable to the Lessee's independent certified public accountants have been established unless and until any Lien resulting therefrom attaches to any of its property and becomes enforceable against its creditors.

1. Insurance. (A) Keep all of its insurable properties adequately insured at all times with responsible insurance carriers (or on a self-insured basis customary for companies similarly situated and in accordance with prudent business practices) against loss or damage by fire and other hazards to the extent and in the manner as are customarily insured against by similar businesses owning such properties similarly situated and otherwise as required by the Security Documents, (B) maintain general public liability insurance with responsible insurance carriers (or self-insurance as is customary for similarly situated companies and in accordance with prudent business practices) at all times against liability on account of damage to persons and property and (C) maintain insurance under all applicable workers' compensation laws (or, in the alternative, maintain required reserves if self-insured for workers' compensation purposes) and against loss by reason by business interruption, each of the foregoing policies of insurance to have such limits, deductibles, exclusions, co-insurance and other provisions providing no less coverages than that specified in Schedule 9.5, and such insurance policies to be in form reasonably satisfactory to the Lender, General Collateral Agent and/or Priority Collateral Agent.

1. True Books. Keep true books of record and account in which full, true and correct entries will be made of all of its dealings and transactions, and set up on its books such reserves as may be required by GAAP with respect to doubtful accounts and all taxes, assessments, charges, levies and claims and with respect to its business in general, and include such reserves in interim as well as year-end financial statements.

1. Year 2000 Compliance. The Lessee will promptly notify the Lessor and the Lender in the event the Lessee discovers or determines that any computer application (including those affected by information received from its suppliers and vendors) that is material to its or any of its Subsidiaries' business and operations is not Year 2000 Compliant, except to the extent that such failure could not reasonably be expected to have a Material Adverse Effect.

1. Right of Inspection. Permit any Person designated by Lender or the Lessor to visit and inspect, at the Lessee's expense, any of the properties, corporate books and financial reports of the Lessee or any Subsidiary and to discuss its affairs, finances and accounts with its principal officers and independent certified public accountants, all at reasonable times, at reasonable intervals and with reasonable prior notice.

1. Observe all Laws. Conform to and duly observe in all material respects all laws, including all Environmental Laws and ERISA, rules and regulations and all other valid requirements of any Governmental Authority with respect to the conduct of its business, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

1. Governmental Licenses. Obtain and maintain all licenses, permits, certifications and approvals of all applicable Governmental Authorities as are required for the conduct of its business as currently conducted and as contemplated by the Lease Documents, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.

1. Covenants Extending to Other Persons. Cause each of its Subsidiaries to do with respect to itself, its business and its assets, each of the things required of the Lessee in Sections 32(b)(i) through (x), inclusive, and Section 32(b)(xx).

1. Officer's Knowledge of Default. Upon any officer of the Lessee obtaining knowledge of any Default or Event of Default hereunder or under any other obligation of the Lessee or any Subsidiary or other Credit Party to Lessor or Lender, or any event, development or occurrence which could reasonably be expected to have a Material Adverse Effect, cause such officer or an Authorized Representative to promptly notify the Lender of the nature thereof, the period of existence thereof, and what action the Lessee or such Subsidiary or other Credit Party proposes to take with respect thereto.

1. Suits or Other Proceedings. Upon any officer of the Lessee obtaining knowledge of any litigation or other proceedings being instituted against the
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Lessee or any Subsidiary or other Credit Party, or any attachment, levy, execution or other process being instituted against any assets of the Lessee or any Subsidiary or other Credit Party, making a claim or claims in an aggregate amount greater than $3,000,000, to the extent not covered by insurance, promptly deliver to the Lender written notice thereof stating the nature and status of such litigation, dispute, proceeding, levy, execution or other process.

1. Notice of Environmental Complaint or Condition. Promptly provide to the Lender true, accurate and complete copies of any and all notices, complaints, orders, directives, claims or citations received by the Lessee or any Subsidiary relating to any (A) material violation or alleged material violation by the Lessee or any Subsidiary of any applicable Environmental Law; (B) release or threatened release by the Lessee or any Subsidiary, or by any Person handling, transporting or disposing of any Hazardous Material on behalf of the Lessee or any Subsidiary, or at any facility or property owned or leased or operated by the Lessee or any Subsidiary, of any Hazardous Material, except where occurring legally pursuant to a permit or license or to the extent such release could not have a Material Adverse Effect; or (C) material liability or alleged material liability of the Lessee or any Subsidiary for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials.

1. Environmental Compliance. If the Lessee or any Subsidiary shall receive any letter, notice, complaint, order, directive, claim or citation alleging that the Lessee or any Subsidiary has violated any Environmental Law, has released any Hazardous Material, or is liable for the costs of cleaning up, removing, remediating or responding to a release of Hazardous Materials, the Lessee and any Subsidiary shall, within the time period permitted and to the extent required by the applicable Environmental Law or the Governmental Authority responsible for enforcing such Environmental Law, remove or remedy, or cause the applicable Subsidiary to remove or remedy, such violation or release or satisfy such liability.

1. Indemnification. Without limiting the generality of any other indemnities contained in any Lease Document, the Lessee hereby agrees to indemnify and hold the Lessor and the Lender and any affiliate of Lessor or Lender, and their respective officers, directors, employees and agents, harmless from and against any and all claims, losses, penalties, liabilities, damages and expenses (including assessment and cleanup costs and reasonable attorneys', consultants' or other expert fees, expenses and disbursements) arising directly or indirectly from, out of or by reason of (a) the violation of any Environmental Law by the Lessee or any Subsidiary or with respect to any property owned, operated or leased by the Lessee or any Subsidiary or (b) the handling, storage, transportation, treatment, emission, release, discharge or disposal of any Hazardous Materials by or on behalf of the Lessee or any Subsidiary, or on or with respect to property owned or leased or operated by the Lessee or any Subsidiary. The provisions of this Section 32(b)(xvi) shall survive repayment of the expiration or termination of this Lease.

1. Further Assurances. At the Lessee's cost and expense, upon request of the Lender, duly execute and deliver or cause to be duly executed and delivered, to the Lender such further instruments, documents, certificates, financing and continuation statements, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Lender to carry out more effectively the provisions and purposes of this Lease, the Security Documents and the other Lease Documents.

1.                         Employee Benefit Plans.

(a) With reasonable promptness, and in any event within thirty (30) days thereof, give notice to the Lender of (1) the establishment of any new Pension Plan (which notice shall include a copy of such plan), (2) the commencement of contributions to any Employee Benefit Plan to which the Lessee or any of its ERISA Affiliates was not previously contributing, (3) any material increase in the benefits of any existing Employee Benefit Plan, (4) each funding waiver request filed with respect to any Pension Plan and all communications received or sent by the Lessee or any ERISA Affiliate with respect to such request, including any communications relating to the PBGC Agreement and (5) the failure of the Lessee or any ERISA Affiliate to make a required installment or payment under Section 302 of ERISA or Section 412 of the Code (in the case of Employee Benefit Plans regulated by the Code or ERISA and including any installments or payments relating to the PBGC Agreement) or under any Foreign Benefit Law (in the case of Employee Benefit Plans regulated by any Foreign Benefit Law) by the due date;

(a) Promptly and in any event within fifteen (15) days of becoming aware of the occurrence or forthcoming occurrence of any (1) Termination Event or (2) nonexempt "prohibited transaction," as such term is defined in Section 406 of ERISA or Section 4975 of the Code, in connection with any Employee Benefit Plan or any trust created thereunder, deliver to the Lender a notice specifying the nature thereof, what action the Lessee or any ERISA Affiliate has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and

(a) With reasonable promptness but in any event within fifteen (15) days for purposes of clauses (1), (2) and (3), deliver to the Lender copies of (1) any unfavorable determination letter from the Internal Revenue Service regarding the qualification of an Employee Benefit Plan under Section 401(a) of the Code, (2) all notices received by the Lessee or any ERISA Affiliate of the PBGC's or any Governmental Authority's intent to terminate any Pension Plan or to have a trustee appointed to administer any Pension Plan, including all correspondence associated with the PBGC Agreement, (3) each Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by the Lessee or any ERISA Affiliate with the Internal Revenue Service with respect to each Employee Benefit Plan and (4) all notices received by the Lessee or any ERISA Affiliate from a Multiemployer Plan sponsor concerning the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA. The Lessee will notify the Lender in writing within five (5) Business Days of the Lessee or any ERISA Affiliate obtaining knowledge or reason to know that the Lessee or any ERISA Affiliate has filed or intends to file a notice of intent to terminate any Pension Plan under a distress termination within the meaning of Section 4041(c) of ERISA.

1. Continued Operations. Continue at all times to conduct its business and engage principally in the same line or lines of business substantially as heretofore conducted.

1. New Subsidiaries. Simultaneously with (1) the acquisition or creation of any Material Subsidiary which is a Domestic Subsidiary, or upon any existing Domestic Subsidiary becoming a Material Subsidiary, and (2) the acquisition or creation of any Material Direct Foreign Subsidiary, cause to be delivered the documents, certificates and opinions required to be delivered pursuant to
Section 9.20 of the Credit Agreement (and provide copies thereof to the Lender).

1. Controlled Accounts. Cause at all times all of its depository accounts, other than Excluded Deposit Accounts, to be held by and maintained with the agent or any lender under the Credit Agreement.

1. Credit Facility. On and after July 3, 2000, maintain at all times a revolving credit facility (or a binding commitment therefor with an effective date on or prior to August 7, 2000) having a maturity date no earlier than August 7, 2002 with at least $80,000,000 in aggregate commitments available thereunder and otherwise in form and substance satisfactory to the Lender, in its sole discretion.

1. Third-party Consultant. Pay all fees and expenses of a third-party business consultant to be hired on or before February 15, 2000 pursuant to Section 9.22 of the Credit Agreement, and furnish copies of all reports of such consultant to Lender.

A. Negative Covenants. Unless the Lender and the Lessor shall otherwise consent in writing, the Lessee will not, nor will it permit any Subsidiary to:

1. Financial Covenants.

(a) Consolidated Net Worth. Permit Consolidated Net Worth to be less than (i) $145,000,000 from the Closing Date until (but excluding) the last day of the fiscal quarter that includes the Closing Date (the "Closing Date Quarter"), and
(ii) as at the last day of each fiscal quarter of the Lessee commencing with the Closing Date Quarter and until (but excluding) the last day of the next following fiscal quarter of the Lessee, the sum of (1) the amount of Consolidated Net Worth required to be maintained pursuant to this Section 32(c)(i)(A) as at the end of the immediately preceding fiscal quarter (or, in the case of the Closing Date Quarter, required to be maintained as of the Closing Date), plus (2) 100% of the aggregate amount of all increases in the stated capital and additional paid-in capital accounts of the Lessee resulting from the issuance of equity securities or other capital investments.

(a) Consolidated Leverage Ratio. Permit as of the end of each Four-Quarter Period set forth below the Consolidated Leverage Ratio to be more than that set forth opposite each such period:

                                                 Leverage Ratio
                    Period                       Must Not Exceed
------------------------------------       ---------------------------------

Four Quarter Period ended                         13.05 to 1.00
January 2, 2000

Four Quarter Period ending                        10.25 to 1.00
April 2, 2000

Four Quarter Period ending                         9.50 to 1.00
July 2, 2000


(a) Consolidated Interest Coverage Ratio. Permit as of the end of each month for the Twelve-Month Periods set forth below the Consolidated Interest Coverage Ratio to be less than that set forth opposite each such period:

                                              Interest Coverage Ratio
                    Period                        Must Exceed
--------------------------------------   ---------------------------------

Twelve Month Period ended                       1.00 to 1.00
January 2, 2000
Twelve Month Period ending
April 2, 2000
                                                1.35 to 1.00

Twelve Month Period ending                      1.40 to 1.00
July 2, 2000

(a) Consolidated EBITDA. Permit Consolidated EBITDA for each period set forth below to be less than the amount set forth opposite such period:

                                                   Consolidated EBITDA
    Period Ending                                      Must Exceed
-------------------------------------         ------------------------------
 Fiscal Quarter ended
 January 2, 2000                                       $ 2,000,000
 Fiscal Quarter ending
 April 2, 2000                                         $ 8,550,000
 Two Fiscal Quarters ending
 July 2, 2000                                          $20,450,000

         From and after August 7, 2000, this Section 32(c)(i) shall be replaced by the financial covenants set forth in Sections 32(c)(vii), (viii) and
         (ix) of the Seventh Amendment to Master Lease, dated as of June 27, 1997, between Lessor and Lessee.

1. Acquisitions. Enter into any agreement, contract, binding commitment or other arrangement providing for any Acquisition, or take any action to solicit the tender of securities or proxies in respect thereof in order to effect any Acquisition; provided, however, the Lessee may (a) consummate the Parras Cone Acquisition and (b) enter into such agreements and take other actions to effect any Acquisition other than the Parras Cone Acquisition to the extent the Cost of Acquisition with respect thereto when aggregated with the Cost of Acquisition of all other Acquisitions other than the Parras Cone Acquisition and all loans, advances and investments permitted under Section 32(c)(x)(H) (including any such investment to finance the Parras Cone Acquisition) does not exceed $500,000.

1. Capital Expenditures.

(a) Make or become committed to make U.S. Capital Expenditures which exceed in the aggregate in any Fiscal Year of the Lessee described below (on a noncumulative basis, with the effect that amounts not expended in any Fiscal Year may not be carried forward to a subsequent period), the amount set forth opposite each such period:

                                                Capital Expenditures
                     Period                        Not to Exceed
 --------------------------------------------------------------------------

 Fiscal Year ended January 2, 2000                     $13,500,000

 January 3, 2000 through and including                  $8,000,000
 August 7, 2000

(a) Make or become committed to make Mexican Capital Expenditures from the date hereof through August 7, 2000 except, to the extent an Event of Default has not occurred and is continuing, for Capital Expenditures in an aggregate amount not in excess of $1,000,000 for the purpose of purchasing certain real property in Altamira, Mexico and making certain improvements thereto to the extent such improvements have been contractually agreed to with third parties prior to the Closing Date.

         1. Liens. Incur, create or permit to exist any Lien, charge or other encumbrance of any nature whatsoever with respect to any property or assets now owned or hereafter acquired by the Lessee or any Subsidiary, other than the following (collectively, "Permitted Liens"):

(a) Liens on the General Collateral and the Priority Collateral created under the General Security Instruments and the Priority Security Instruments in favor of the General Collateral Agent or the Priority Collateral Agent, as applicable;

(a) Liens on Receivables (as defined in and transferred by an Originator in accordance with the Receivables Transfer Agreement) and Returned Goods (as defined in the Securitization Intercreditor Agreement) in favor of General Electric Capital Corporation, as collateral agent under the Receivables Purchase Agreement, including, but not limited to, either (i) Liens securing an increase in the Securitization Outstandings under the Receivables Purchase Agreement from $50,000,000 to $60,000,000 or (ii) Liens securing an additional factoring or securitization of receivables in an aggregate amount not to exceed $10,000,000;

(a) Liens existing on the date hereof, other than as referred to in clauses (A) and (B) above, and set forth on Schedule 8.7;

(a) Liens imposed by law for taxes, assessments or charges of any Governmental Authority for claims not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, which, except as expressly so specified on Schedule 8.7, are inferior in respect of the Collateral to the Liens conferred under the Security Documents, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable by such creditors against other creditors;

(a) statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen and other similar Liens imposed by law or created in the ordinary course of business and in existence less than 90 days from the date of creation thereof for amounts not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, which, except as expressly so specified on Schedule 8.7, are inferior in respect of the Collateral to the Liens conferred under the Security Documents, and with respect to which adequate reserves or other appropriate provisions are being maintained in accordance with GAAP and which Liens are not yet enforceable by such creditors against other creditors;

(a) Liens incurred or deposits made in the ordinary course of business (including, without limitation, surety bonds and appeal bonds) in connection with workers' compensation, unemployment insurance and other types of social security benefits or to secure the performance of tenders, bids, leases, contracts (other than for the repayment of Indebtedness), statutory obligations and other similar obligations or arising as a result of progress payments under government contracts;

(a) with respect to all real property to which (H) below does not apply, easements (including reciprocal easement agreements and utility agreements), rights-of-way, covenants, consents, reservations, encroachments, variations and zoning and other restrictions, charges or encumbrances (whether or not recorded), which do not interfere materially with the ordinary conduct of the business of the Lessee or any Subsidiary and which do not materially detract from the value of the property to which they attach or materially impair the use thereof to the Lessee or any Subsidiary;

(a) with respect to Mortgaged Real Property for which a Title Policy is required to be issued pursuant to the terms hereof, matters acceptable to the agent pursuant to the Credit Agreement appearing as exceptions to coverage on the Title Policies;

(a) purchase money Liens to secure Indebtedness permitted under Section 32(c)(v)(D) and incurred to purchase fixed assets, provided such Indebtedness represents not less than 75% and not more than 95% of the purchase price of such assets as of the date of purchase thereof and no property other than the assets so purchased secures such Indebtedness;

(a) Liens arising in connection with Capital Leases permitted under Section 32(c)(v)(F); provided that no such Lien shall extend to any Collateral or to any other property other than the assets subject to such Capital Leases; and

(a) Liens on assets of Parras Cone to secure Indebtedness permitted under
Section 32(c)(v)(I).

1. Indebtedness. Incur, create, assume or permit to exist any Indebtedness, howsoever evidenced, except:

(a) Indebtedness existing as of the Closing Date as set forth in Schedule 8.6; provided, none of the instruments and agreements evidencing or governing such Indebtedness shall be amended, supplemented or restated after the Closing Date to change any terms of subordination, repayment or rights of enforcement, conversion, put or exchange rights to be materially less favorable to the Lessor or the Lender than the terms and rights as in effect on the Closing Date;

(a) Indebtedness owing to the agent or any lender in connection with the Credit Agreement;

(a) the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of business;

(a) purchase money Indebtedness (other than the Parras Cone Debt) described in
Section 32(c)(iv)(I) not to exceed an aggregate outstanding principal amount at any time of $10,000,000;

(a) Indebtedness arising from Rate Hedging Obligations permitted under Section 32(c)(xv);

(a) obligations under Capital Leases not to exceed an aggregate principal amount at any time in excess of $5,000,000;

(a) unsecured intercompany Indebtedness for loans and advances made by the Lessee or any Guarantor to the Lessee or any Guarantor, any such Indebtedness of the Lessee owing to any Guarantor shall be subordinate to payment of the obligations hereunder at all times in accordance with the terms of the Facility Guaranty;

(a) additional unsecured Indebtedness for Money Borrowed not otherwise covered by clauses (A) through (G) above, provided that the aggregate outstanding principal amount of all such other Indebtedness permitted under this clause (H) shall in no event exceed $10,000,000 at any time;

(a) the Parras Cone Debt;

(a) Indebtedness extending the maturity of, or renewing, refunding or refinancing, in whole or in part, Indebtedness incurred under clauses (A), (B),
(G), (H) and (I) of this Section 32(c)(v), provided that the terms of any such extension, renewal, refunding or refinancing Indebtedness (and of any agreement or instrument entered into in connection therewith) shall not change any terms of subordination, repayment or rights of enforcement, conversion, put or exchange rights to be materially less favorable to the Lessor and the Lender than the terms of the Indebtedness as in effect prior to such action, and provided further that (1) the aggregate principal amount of such extended, renewed, refunded or refinanced Indebtedness shall not be increased by such action, (2) the group of direct or contingent obligors on such Indebtedness shall not be expanded as a result of any such action, and (3) immediately before and immediately after giving effect to any such extension, renewal, refunding or refinancing, no Default or Event of Default shall have occurred and be continuing; and

(a) Securitization Outstandings or Indebtedness described in and secured by Liens permitted under Section 32(c)(iv)(B)(ii).

1. Transfer of Assets. Conduct, permit, or suffer, or agree to conduct or permit, or acquiesce in, any Asset Disposition other than Permitted Asset Dispositions.

1. Investments. Purchase, own, invest in or otherwise acquire, directly or indirectly, any stock or other securities, or make or permit to exist any interest whatsoever in any other Person or permit to exist any loans or advances to any Person, except that Lessee may make or maintain:

(a) investments in securities of any Person acquired in an Acquisition permitted hereunder;

(a) investments in Eligible Securities;

(a) investments existing as of the date hereof and as set forth in Schedule 8.4;

(a) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof in connection with accounts of financially troubled Persons to the extent reasonably necessary in order to prevent or limit loss;

(a) investments in (i) Guarantors and (ii) Cone Receivables II LLC in connection with the Securitization Transaction;

(a) loans between the Lessee and the Guarantors described in Section
32(c)(v)(G);

(a) investments made at such time as no Event of Default shall have occurred and be continuing relating to the site in Altamira, Mexico (at which site the Lessee intends to construct a denim manufacturing facility), not in excess of the amounts set forth below for the periods indicated (but in no event shall such facility construction be commenced prior to the Facility Termination Date); provided that any amount not invested during the period indicated may be carried forward and invested in any following period.

                        Period                          Mexico Investments
---------------------------------------- ---------------------------------------
First Fiscal Quarter of 2000                               $2,195,000
Second Fiscal Quarter 2000                                 $2,577,500
August 1, 2000 through August 7, 2000                      $   955,300

(a) other loans, advances and investments (including investments to finance the Parras Cone Acquisition) in an aggregate principal amount at any time outstanding which, when aggregated with the aggregate Costs of Acquisition for all Acquisitions (other than the Parras Cone Debt in the case of the Parras Cone Acquisition) agreed to or consummated after the Closing Date permitted under
Section 32(c)(ii)(B), does not exceed $500,000.

1. Merger or Consolidation. (A) Consolidate with or merge into any other Person, or (B) permit any other Person to merge into it, or (C) sell, transfer or lease or otherwise dispose of all or a substantial part of its assets (other than Permitted Asset Dispositions); provided, however, any Subsidiary of the Lessee may merge or transfer all or substantially all of its assets into or consolidate with the Lessee (with the Lessee as the survivor) or any Guarantor, provided further, that any resulting or surviving entity shall execute and deliver such agreements and other documents, including a Facility Guaranty, and take such other action as the Lender may require to evidence or confirm its express assumption of the obligations and liabilities of its predecessor entities under the Lease Documents.

1. Restricted Payments. Make any Restricted Payment or apply or set apart any of their assets therefor or agree to do any of the foregoing.

1. Transactions with Affiliates. Other than transactions permitted under Sections 32(c)(vii) and 32(c)(viii) or as set forth on Schedule 10.10, enter into any transaction after the Closing Date, including, without limitation, the purchase, sale, lease or exchange of property, real or personal, or the rendering of any service, with any Affiliate of the Lessee, except (A) that such Persons may render services to the Lessee or its Subsidiaries for compensation at the same rates generally paid by Persons engaged in the same or similar businesses for the same or similar services, (B) that the Lessee or any Subsidiary may render services to such Persons for compensation at the same rates generally charged by the Lessee or such Subsidiary and (C) in either case in the ordinary course of business and pursuant to the reasonable requirements of the Lessee's (or any Subsidiary's) business consistent with past practice of the Lessee and its Subsidiaries and upon fair and reasonable terms no less favorable to the Lessee (or any Subsidiary) than would be obtained in a comparable arm's-length transaction with a Person not an Affiliate.

1. Compliance with ERISA, the Code and Foreign Benefit Laws. With respect to any Pension Plan, Employee Benefit Plan or Multiemployer Plan:

(a) permit the occurrence of (1) any Termination Event which would result in a material liability on the part of the Lessee or any ERISA Affiliate to the PBGC or to any Governmental Authority or (2) any action that violates the Lessee's material obligations under the PBGC Agreement, except those that are waived by the PBGC; or

(a) except for amounts defined as "Unfunded Benefit Liability" in the PBGC Agreement, permit the present value of all accumulated benefit obligations under all Pension Plans to exceed the current value of the assets of such Pension Plans allocable to such benefit liabilities; or

(a) permit any accumulated funding deficiency (as defined in Section 302 of ERISA and Section 412 of the Code) with respect to any Pension Plan, whether or not waived, except for the "Unfunded Benefit Liability" as defined in the PBGC Agreement; or

(a) fail to make any contribution or payment to any Multiemployer Plan which the Lessee or any ERISA Affiliate may be required to make under any agreement relating to such Multiemployer Plan, or any law pertaining thereto; or

(a) engage, or permit any Lessee or any ERISA Affiliate to engage, in any prohibited transaction under Section 406 of ERISA or Sections 4975 of the Code for which a civil penalty pursuant to Section 502(i) of ERISA or a tax pursuant to Section 4975 of the Code may be imposed; or

(a) permit the establishment of any Employee Benefit Plan providing post-retirement welfare benefits or establish or amend any Employee Benefit Plan which establishment or amendment could result in liability to the Lessee or any ERISA Affiliate or increase the obligation of the Lessee or any ERISA Affiliate to a Multiemployer Plan which annual liability or increase, individually or together with all similar liabilities and increases, is in excess of $1,000,000; or

(a) fail, or permit the Lessee or any ERISA Affiliate to fail, to establish, maintain and operate each Employee Benefit Plan in compliance in all material respects with the provisions of ERISA, the Code, all applicable Foreign Benefit Laws and all other applicable laws and the regulations and interpretations thereof.

1.                         Fiscal Year.  Change its Fiscal Year.

1. Dissolution, etc. Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except in connection with a merger or consolidation permitted pursuant to Section 32(c)(viii).

1. Limitations on Sales and Leasebacks. Other than sale and leaseback transactions in the ordinary course of business having an aggregate value not in excess of $250,000 in any Fiscal Year and except as set forth on Schedule 10.14, enter into any arrangement or arrangements with any Person providing for the leasing by the Lessee or any Subsidiary of real or personal property, whether now owned or hereafter acquired in a single transaction or series of related transactions, which has been or is to be sold or transferred by the Lessee or any Subsidiary to such Person or to any other Person to whom funds have been or are to be advanced by such Person on the security of such property or rental obligations of the Lessee or any Subsidiary.

1. Rate Hedging Obligations. Incur any Rate Hedging Obligations or enter into any agreements, arrangements, devices or instruments relating to Rate Hedging Obligations, except pursuant to Swap Agreements, in an aggregate notional amount not to exceed at any time 50% of the Total Revolving Credit Commitment, which create Rate Hedging Obligations incurred to limit risks of currency or interest rate fluctuations to which the Lessee and its Subsidiaries are otherwise subject by virtue of the operations of their businesses, and not for speculative purposes.

1. Negative Pledge Clauses. Except (1) as may exist on the Closing Date pursuant to any Senior Credit Documents or any Securitization Transaction documents, or
(2) in connection with any refinancing of the foregoing, enter into or cause, suffer or permit to exist any agreement with any Person other than the agent and the lenders pursuant to the Credit Agreement or the Lessor and the Lender pursuant to the Lease Documents, which prohibits or limits the ability of any of the Lessee or any Subsidiary to create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, provided that the Lessee and any Subsidiary may enter into such an agreement in connection with, and that applies only to, property acquired with the proceeds of purchase money Indebtedness permitted hereunder.

1. Compensation; Reimbursement of Expenses.

(a) Pay any salary, fees, and other direct and indirect remuneration and compensation to any of its directors and executive officers in an amount in excess of those amounts paid to directors and executive officers of comparable companies engaged in the same general type of business and in similar financial condition;

(a) Reimburse any stockholder, officer, director, employee or agent of the Lessee or any Subsidiary for any expenses incurred by such Person other than reasonable expenses incurred for or on behalf of the Lessee or any Subsidiary in the ordinary course of business.

1. Change in Accountants. Change its independent public accountants.

1. Prepayments, Etc. of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner, or make any payment in violation of any subordination terms of, any Indebtedness (other than the obligations under the Credit Agreement) other than in connection with any refinancing permitted under Section 32(c)(v)(J).

1. Partnerships. Become a general partner in any general or limited partnership.

A. Definitions. As used in this Section 32, in Section 19 and in Exhibit D, the following terms have the meanings indicated below:

                    "Acquisition" means the acquisition of a controlling equity interest in another Person (including the purchase of an option, warrant or convertible or similar type security to acquire such a controlling interest at the time it becomes exercisable by the holder thereof), whether by purchase of such equity interest or upon exercise of an option or warrant for, or conversion of securities into, such equity interest, or assets of another Person which constitute all or substantially all of the assets of such Person or of a line or lines of business conducted by such Person.

                    "Affiliate" means any Person (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with the Lessee; or (ii) which beneficially owns or holds 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of the Lessee; or 10% or more of any class of the outstanding voting stock (or in the case of a Person which is not a corporation, 10% or more of the equity interest) of which is beneficially owned or held by the Lessee. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting stock, by contract or otherwise.

                    "Approved Option Plan" means the Cone Mills Amended and Restated 1992 Stock Option Plan, as amended, the Cone Mills 1983 ESOP, as amended, the Cone Mills Corporation 1994 Stock Option Plan For Non-Employee Directors, as amended, the Shareholder Rights Plan dated October 14, 1999, and any other stock incentive plan, stock option plan or similar stock rights plan approved by the Board of Directors of the Lessee in the ordinary course of business.

                    "Asset Disposition" means any disposition, whether by sale, lease, assignment or other transfer of (i) any of the assets of the Lessee or its Subsidiaries, and (ii) any of the capital stock, or securities or investments exchangeable, exercisable or convertible for or into, or otherwise entitling the holder to receive any of the capital stock, of any Subsidiary (other than a disposition to the Lessee or a Guarantor).

                    "Authorized Representative" means any of the President or any Vice President or the Treasurer or Controller of the Lessee or, with respect to financial matters, the chief financial officer of the Lessee, or any other Person expressly designated by the Board of Directors of the Lessee (or the appropriate committee thereof) as an Authorized Representative of the Lessee, as set forth from time to time in a certificate delivered to the Lender.

                    "Capital Expenditures" means, with respect to the Lessee and its Subsidiaries, for any period the sum of (without duplication) (i) all expenditures (whether paid in cash or accrued as liabilities) by the Lessee or any Subsidiary during such period for items that would be classified as "property, plant or equipment" or comparable items on the consolidated balance sheet of the Lessee and its Subsidiaries, including without limitation all transactional costs incurred in connection with such expenditures provided the same have been capitalized, excluding, however, the amount of any Capital Expenditures paid for with proceeds of casualty insurance as evidenced in writing and submitted to the Lender together with any compliance certificate delivered pursuant to Section 32(b)(i)(A) or
           (B), and (ii) with respect to any Capital Lease entered into by the Lessee or its Subsidiaries during such period, the present value of the lease payments due under such Capital Lease over the term of such Capital Lease applying a discount rate equal to the interest rate provided in such lease (or in the absence of a stated interest rate, that rate used in the preparation of the financial statements described in Section 32(b)(i)(A)), all the foregoing in accordance with GAAP applied on a Consistent Basis.

                    "Capital Leases" means all leases which have been or should be capitalized in accordance with GAAP as in effect from time to time including Statement Nos. 13 and 98 of the Financial Accounting Standards Board and any successor thereof.

                    "Change of Control" means, at any time:

                         (i) any "person" or "group" (each as used in Sections
                    13(d)(3) and 14(d)(2) of the Exchange Act) either (A) becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act ), directly or indirectly, of Voting Securities of the Lessee (or securities convertible into or exchangeable for such Voting Securities) representing 25% or more of the combined voting power of all Voting Securities of the Lessee (on a fully diluted basis) or (B) otherwise has the ability, directly or indirectly, to elect a majority of the board of directors of the Lessee;

                         (ii) during any period of up to 24 consecutive months,
                    commencing on the Closing Date, individuals who at the beginning of such 24-month period were directors of the Lessee shall cease for any reason (other than the death, disability or retirement of an officer of the Lessee that is serving as a director at such time so long as another officer of the Lessee replaces such Person as a director) to constitute a majority of the board of directors of the Lessee; or

                         (iii) any Person or two or more Persons acting in
                    concert shall have acquired by contract or otherwise, or shall have entered into a contract or arrangement that, upon consummation thereof, will result in its or their acquisition of the power to exercise, directly or indirectly, a controlling influence on the management or policies of the Lessee.

                    "CIPSA" means Compania Industrial de Parras, S.A.

                    "Closing Date" means the date of this Amendment.

                    "Code" means the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder.

                    "Compliance Certificate" means a certificate of an Authorized Representative of the Lessee demonstrating compliance with the covenants contained in Sections 32(c)(i), (iii) and (vii)(G), substantially in the form of Exhibit H to the Credit Agreement.

                    "Consistent Basis" in reference to the application of GAAP means the accounting principles observed in the period referred to are comparable in all material respects to those applied in the preparation of the audited financial statements of the Lessee referred to as of the Closing Date in Section 32(a)(vi)(A).

                    "Consolidated EBITDA" means, with respect to the Lessee and its Subsidiaries for any period ending on the date of computation thereof, the sum of, without duplication, (i) Consolidated Net Income, (ii) Consolidated Interest

           Expense, (iii) taxes on income, (iv) amortization, (v) depreciation,
           (vi) non-cash charges otherwise deducted in calculating Consolidated Net Income resulting from FASB No. 88 Adjustments, FASB No. 106 Adjustments, FASB No. 112 Adjustments or FASB No. 121 Adjustments and
           (vii) non-cash restructuring charges, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; provided, however, in the event that any Non-Cash Restructuring Charges accrued in a prior period are paid in cash in any subsequent period, the amount of such cash payment shall be subtracted from Consolidated EBITDA for such subsequent period.

                    "Consolidated Indebtedness" means all Indebtedness for Money Borrowed of the Lessee and its Subsidiaries, all determined on a consolidated basis.

                    "Consolidated Interest Coverage Ratio" means for any Four-Quarter Period ending on the date of computation thereof, the ratio of (i) Consolidated EBITDA for such Four-Quarter Period, to
           (ii) Consolidated Interest Expense for such Four-Quarter Period.

                    "Consolidated Interest Expense" means, with respect to any period of computation thereof, the gross interest expense of the Lessee and its Subsidiaries, including without limitation (i) the current amortized portion of debt discounts to the extent included in gross interest expense, (ii) the current amortized portion of all fees (including fees payable in respect of any Rate Hedging Obligations) payable in connection with the incurrence of Indebtedness to the extent included in gross interest expense, (iii) the portion of any payments made in connection with Capital Leases allocable to interest expense, and (iv) the net cash financing costs incurred in connection with any Securitization Transaction, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                    "Consolidated Leverage Ratio" means, as of the date of computation thereof, the ratio of (i) Consolidated Indebtedness (determined as at such date) to (ii) Consolidated EBITDA (for the Four-Quarter Period ending on (or most recently ended prior to) such date).

                    "Consolidated Net Income" means, for any period of computation thereof, the gross revenues from operations of the Lessee and its Subsidiaries, other than Parras Cone to the extent it constitutes a Subsidiary (including payments received by the Lessee and its Subsidiaries of (i) interest income, and (ii) dividends and distributions made in the ordinary course of their businesses by Persons (including Parras Cone) in which investment is permitted pursuant to this Agreement and not related to an extraordinary event), less all operating and non-operating expenses of the Lessee and its Subsidiaries including taxes on income, all determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis; but excluding (for all purposes other than compliance with Section 32(c)(i)(A) as income): (a) net gains or losses on the sale, conversion or other disposition of capital assets, (b) net gains or losses on the acquisition, retirement, sale or other disposition of capital stock and other securities of the Lessee or its Subsidiaries, (c) net gains on the collection of proceeds of life insurance policies, (d) any write-up of any asset,
           (e) any net gain or loss recorded as a result of FASB 133 Adjustments, and (f) any other net gain or credit of an extraordinary nature as determined in accordance with GAAP applied on a Consistent Basis.

                    "Consolidated Net Worth" means, as of any date on which the amount thereof is to be determined, the sum of the following in respect of the Lessee and its Subsidiaries (determined on a consolidated basis and excluding any upward adjustment after the Closing Date due to revaluation of assets, including without limitation any FASB 133 Adjustment): (i) the amount of issued and outstanding share capital, plus (ii) the amount of additional paid-in capital and retained earnings (or, in the case of a deficit, minus the amount of such deficit), plus (iii) the amount of any foreign currency translation adjustment (if positive, or, if negative, minus the amount of such translation adjustment), minus (iv) the amount of any treasury stock, minus (v) (without duplication of deductions in respect of items already deducted in arriving at surplus and retained earnings) all reserves (other than contingency reserves not allocated to any particular purpose), including without limitation reserves for depreciation, depletion, amortization, obsolescence, deferred income taxes, insurance and inventory valuation, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                    "Contingent Obligation" means, as to any Person, any direct or indirect liability of that Person with respect to any Indebtedness, lease, dividend, guaranty, letter of credit or other obligation (each a "primary obligation") of another Person (the "primary obligor"), whether or not contingent, (i) to purchase, repurchase or otherwise acquire any such primary obligation or any property constituting direct or indirect security therefor, or (ii) to advance or provide funds (a) for the payment or discharge of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor in respect of any such primary obligation or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of such primary obligor, or (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor thereof to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss or failure or inability to perform in respect thereof. The amount of any Contingent Obligation, to the extent not expressly limited, shall be deemed to be an amount equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof.

                    "Cost of Acquisition" means, with respect to any Acquisition, as at the date of entering into any agreement therefor, the sum of the following (without duplication): (i) the value of the capital stock, warrants or options to acquire capital stock of Lessee or any Subsidiary to be transferred in connection therewith, (ii) the amount of any cash and fair market value of other property (excluding property described in clause (i) and the unpaid principal amount of any debt instrument) given as consideration, (iii) the amount (determined by using the face amount or the amount payable at maturity, whichever is greater) of any Indebtedness incurred, assumed or acquired by the Lessee or any Subsidiary in connection with such Acquisition, (iv) all additional purchase price amounts in the form of earnouts and other contingent obligations that should be recorded on the financial statements of the Lessee and its Subsidiaries in accordance with GAAP, (v) all amounts paid in respect of covenants not to compete, consulting agreements that should be recorded on financial statements of the Lessee and its Subsidiaries in accordance with GAAP, and other affiliated contracts in connection with such Acquisition, (vi) the aggregate fair market value of all other consideration given by the Lessee or any Subsidiary in connection with such Acquisition, and (vii) out of pocket transaction costs for the services and expenses of attorneys, accountants and other consultants incurred in effecting such transaction, and other similar transaction costs so incurred. For purposes of determining the Cost of Acquisition for any transaction, (A) the capital stock of the Lessee shall be valued (I) in the case of capital stock that is then listed on a national securities exchange or a national market system, the average of the last reported bid and ask quotations or the last prices reported thereon, and (II) with respect to any other shares of capital stock, as determined by a committee composed of the disinterested members of the Board of Directors of the Lessee and, if requested by the Lender, determined to be a reasonable valuation by the independent public accountants referred to in Section 32(b)(i)(A), (B) the capital stock of any Subsidiary shall be valued as determined by a committee composed of the disinterested members of the Board of Directors of such Subsidiary and, if requested by the Lender, determined to be a reasonable valuation by the independent public accountants referred to in Section 32(b)(i)(A), and (C) with respect to any Acquisition accomplished pursuant to the exercise of options or warrants or the conversion of securities, the Cost of Acquisition shall include both the cost of acquiring such option, warrant or convertible security as well as the cost of exercise or conversion.

                    "Credit Agreement" means the Credit Agreement, dated as of January 28, 2000, among the Lessee, Bank of America, N.A., as agent and as lender, and the lenders party thereto from time to time, as it may be amended, supplemented or otherwise modified from time to time.

                    "Credit Parties" means, collectively, the Lessee, each Guarantor and each other Person providing Collateral pursuant to any Security Document from time to time.

                    "Direct Foreign Subsidiary" means a Subsidiary other than a Domestic Subsidiary, a majority of whose Voting Securities, or a majority of whose Subsidiary Securities, are owned by the Lessee or a Domestic Subsidiary.

                    "Domestic Subsidiary" means any Subsidiary of the Lessee organized under the laws of the United States of America, any state or territory thereof or the District of Columbia.

                    "Employee Benefit Plan" means (i) any employee benefit plan, including any Pension Plan, within the meaning of Section 3(3) of ERISA which (a) is maintained for employees of the Lessee or any of its ERISA Affiliates, or any Subsidiary or is assumed by the Lessee or any of its ERISA Affiliates, or any Subsidiary in connection with any Acquisition or (b) has at any time been maintained for the employees of the Lessee, any current or former ERISA Affiliate, or any Subsidiary and (ii) any plan, arrangement, understanding or scheme maintained by the Lessee or any Subsidiary that provides retirement, deferred compensation, employee or retiree medical or life insurance, severance benefits or any other benefit covering any employee or former employee and which is administered under any Foreign Benefit Law or regulated by any Governmental Authority other than the United States of America.

                    "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor statute and all rules and regulations promulgated thereunder.

                    "ERISA Affiliate," as applied to the Lessee, means any Person or trade or business which is a member of a group which is under common control with the Lessee, who together with the Lessee, is treated as a single employer within the meaning of Section 414(b) and (c) of the Code.

                    "FASB No. 88 Adjustments" means adjustments charged to income (or loss) and a corresponding liability resulting from "settlements and curtailments of pension plans" (as defined in the Statement of Financial Accounting Standards No. 88) and for related termination benefits.

                    "FASB No. 106 Adjustments" means adjustments to income (or loss) less actual cash payments resulting from "retirement benefits other than pensions" (as defined in the Statement of Financial Accounting Standards No. 106).

                  "FASB No. 112 Adjustments" means adjustments to income (or loss) less actual cash payments resulting from "post-employment benefits" (as defined in the Statement of Financial Accounting Standards No. 112).

                  "FASB No. 121 Adjustments" means adjustments charged to income (or loss) resulting from impairment of long-lived assets (as defined in the Statement of Financial Accounting Standards No. 121).

                    "FASB 133 Adjustments" means entries on or adjustments to any balance sheet or statement of income in respect of derivatives or hedging instruments as required or permitted by Statement of Financial Accounting Standards No. 133 other than adjustments relating to transactions in cotton derivatives in the ordinary course of business.

                    "Fiscal Quarter" means each of the three month fiscal periods of the Lessee and its Subsidiaries ending on January 2, 2000, April 2, 2000, July 2, 2000, October 1, 2000 and December 31, 2000.

                    "Fiscal Year" means, with respect to fiscal year 1999, the fiscal period of the Lessee and its Subsidiaries ending on January 2, 2000 and, with respect to fiscal year 2000, the fiscal period ending December 31, 2000.

                    "Foreign Benefit Law" means any applicable statute, law, ordinance, code, rule, regulation, order or decree of any foreign nation or any province, state, territory, protectorate or other political subdivision thereof regulating, relating to, or imposing liability or standards of conduct concerning, any Employee Benefit Plan.

                    "Four-Quarter Period" means a period of four full consecutive Fiscal Quarters of the Lessee and its Subsidiaries, taken together as one accounting period.

                    "GAAP" or "Generally Accepted Accounting Principles" means generally accepted accounting principles, being those principles of accounting set forth in pronouncements of the Financial Accounting Standards Board, the American Institute of Certified Public Accountants, or which have other substantial authoritative support and are applicable in the circumstances as of the date of a report.

                    "Government Securities" means direct obligations of, or obligations the timely payment of principal and interest on which are fully and unconditionally guaranteed by, the United States of America or any agency thereof.

                    "Governmental Authority" shall mean any Federal, state, municipal, national or other governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.

                    "Indebtedness" means as to any Person, without duplication,
           (i) all Indebtedness for Money Borrowed of such Person, (ii) all Rate Hedging Obligations of such Person, (iii) all indebtedness secured by any Lien on any property or asset owned or held by such Person regardless or whether the indebtedness secured thereby shall have been assumed by such Person or is non-recourse to the credit of such Person, and (iv) all Contingent Obligations of such Person.

                    "Indebtedness for Money Borrowed" means with respect to any Person, without duplication, all indebtedness in respect of money borrowed, including without limitation, all obligations under Capital Leases, all Synthetic Lease Indebtedness, all Securitization Outstandings, the deferred purchase price of any property or services, the aggregate face amount of all surety bonds, letters of credit, and bankers' acceptances, and (without duplication) all payment and reimbursement obligations in respect thereof whether or not matured, evidenced by a promissory note, bond, debenture or similar written obligation for the payment of money (including reimbursement agreements and conditional sales or similar title retention agreements), other than trade payables, documentary letters of credit and accrued expenses incurred in the ordinary course of business.

                    "Lease Documents" means this Lease, all agreements executed and delivered by the Lessee in connection with this Lease and the Security Documents (as defined in the Credit Agreement).

                    "Lien" means any interest in property securing any obligation owed to, or a claim by, a Person other than the owner of the property, whether such interest is based on the common law, statute or contract, and including but not limited to the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt or a lease, consignment or bailment for security purposes. For the purposes of this Lease, the Lessee and any Subsidiary shall be deemed to be the owner of any property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the property has been retained by or vested in some other Person for security purposes.

                    "Material Adverse Effect" means a material adverse effect on
           (i) the business, properties, operations, prospects or condition, financial or otherwise, of the Lessee and its Subsidiaries, taken as a whole, (ii) the ability of any Credit Party to pay or perform its respective obligations, liabilities and indebtedness under the Lease Documents as such payment or performance becomes due in accordance with the terms thereof, or (iii) the rights, powers and remedies of the Lessor or Lender under any Lease Document or the validity, legality or enforceability thereof.

                    "Material Subsidiary" means any direct or indirect Domestic Subsidiary of the Lessee which (i) has total assets equal to or greater than 2% of consolidated total assets of the Lessee and its Domestic Subsidiaries (calculated as of the most recent fiscal period with respect to which the Lender shall have received financial statements required to be delivered pursuant to Section 32(b)(i)(A) or (B) (or if prior to delivery of any financial statements pursuant to such Sections, then calculated with respect to the Fiscal Year end financial statements referenced in Section 32(a)(vi) (the "Required Financial Information")) or (ii) has revenue equal to or greater than 2% of consolidated total revenue of the Lessee and its Domestic Subsidiaries (calculated for the most recent period for which the Lender has received the Required Financial Information); provided, however, that notwithstanding the foregoing, the term "Material Subsidiary" shall mean each of those Domestic Subsidiaries that together with the Lessee and each other Material Subsidiary have assets equal to not less than 98% of consolidated total assets of the Lessee and its Domestic Subsidiaries (calculated as described above) and revenue of not less than 98% of consolidated total revenue of the Lessee and its Domestic Subsidiaries (calculated as described above); provided further that if more than one combination of Domestic Subsidiaries satisfies both such thresholds, then those Domestic Subsidiaries so determined to be "Material Subsidiaries" shall be specified by the Lessee, and which include as of the Closing Date the Subsidiaries identified on Schedule 1.2 to the Credit Agreement.

                    "Material Supply Agreement" means, collectively, (i) the exclusive Supply Agreement dated as of March 30, 1992 between the Lessee and Levi Strauss & Co., as amended or replaced from time to time, and (ii) any other contract or agreement with any retail or wholesale customer of the Lessee or any Subsidiary the cancellation, termination, or non-renewal of which would reasonably be likely to have a Material Adverse Effect.

                    "Mexican Capital Expenditures" means all Capital Expenditures made with respect to property, plant or equipment located in Mexico other than Parras Cone Capital Expenditures.

                    "Multiemployer Plan" means a "multiemployer plan" as defined in Section 4001(a)(3) of ERISA to which the Lessee or any ERISA Affiliate is making, or is accruing an obligation to make, contributions or has made, or been obligated to make, contributions within the preceding six (6) Fiscal Years.

                    "Non-Cash Restructuring Charges" means those expenses and charges against earnings incurred in determination of Consolidated Net Income related to the Lessee's comprehensive corporate downsizing and reorganization program and which do not result in any cash payment by the Lessee or any Subsidiary, all as determined on a consolidated basis in accordance with GAAP applied on a Consistent Basis.

                    "Operating Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the bylaws, operating agreement, partnership agreement, limited partnership agreement or other applicable documents relating to the operation, governance or management of such entity.

                    "Organizational Action" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, any corporate, organizational or partnership action (including any required shareholder, member or partner action), or other similar official action, as applicable, taken by such entity.

                    "Organizational Documents" means with respect to any corporation, limited liability company, partnership, limited partnership, limited liability partnership or other legally authorized incorporated or unincorporated entity, the articles of incorporation, certificate of incorporation, articles of organization, certificate of limited partnership or other applicable organizational or charter documents relating to the creation of such entity.

                  "Parras Cone" means Parras Cone de Mexico, S. A., a joint venture of the Lessee and CIPSA.

                    "Parras Cone Acquisition" means the purchase of (i) substantially all of the assets of, or (ii) a controlling equity interest in, Parras Cone, in each case, pursuant to a transaction financed exclusively with Parras Cone Debt and investments permitted under Section 32(c)(vii)(H).

                    "Parras Cone Capital Expenditures" means all Capital Expenditures made by Parras Cone financed exclusively from internally generated revenue and/or the Parras Cone Debt.

                    "Parras Cone Debt" means Indebtedness (other than Advances under the Revolving Credit Facility) incurred to finance the Parras Cone Acquisition (which may include refinancing the existing Indebtedness of Parras Cone) which Indebtedness is non-recourse to the Lessee and its Subsidiaries.

                  "PBGC" means the Pension Benefit Guaranty Corporation and any succes sor thereto.

                    "PBGC Agreement" means (i) initially, the Memorandum of Understanding dated January 3, 2000 between the Lessee and the PBGC concerning certain of the Lessee's Pension Plans and (ii) from and after the execution of definitive documentation thereafter entered into between the Lessee on substantially the same terms as set forth in such Memorandum of Understanding, such definitive documentation.

                    "Pension Plan" means any employee pension benefit plan within the meaning of Section 3(2) of ERISA, other than a Multiemployer Plan, which is subject to the provisions of Title IV of ERISA or Section 412 of the Code and which (i) is maintained for employees of the Lessee or any of its ERISA Affiliates or is assumed by the Lessee or any of its ERISA Affiliates in connection with any Acquisition or (ii) has at any time been maintained for the employees of the Lessee or any current or former ERISA Affiliate.

                    "Permitted Asset Dispositions" means Asset Dispositions consisting of (i) dispositions of inventory in the ordinary course of business, (ii) dispositions of items of equipment which, in the aggregate during any Fiscal Year, have a fair market value or book value, whichever is greater, of $2,000,000 or less, (iii) dispositions of property that is substantially worn, damaged, obsolete or, in the judgment of the Lessee, no longer best used or useful in its business or that of any Subsidiary which in the aggregate during any Fiscal Year has a fair market value or book value, whichever is greater, of $1,000,000 or less, (iv) transfers of assets necessary to give effect to merger or consolidation transactions permitted by Section 32(c)(viii), (v) the disposition of cash or Eligible Securities in the ordinary course of management of the investment portfolio of the Lessee and its Subsidiaries, (vi) securitization of accounts receivable and related rights pursuant to the Securitization Transaction, (vii) the sale or discount without recourse of accounts receivable or notes receivable, or the conversion or exchange of accounts receivable into or for notes receivable in connection with the compromise or collection thereof, each in the ordinary course of business, (viii) dispositions of assets with an aggregate book value or fair market value, whichever is greater, of up to $2,000,000 during any Fiscal Year of the Lessee or any Subsidiary the proceeds of which are reinvested within 180 days of such disposition by the Lessee or a such Subsidiary in replacement assets of substantially the same or greater such value and utility as the assets so disposed of (or such replacement asset is otherwise purchased by the Lessee or such Subsidiary within 180 days prior to such disposition), (ix) dispositions of assets described on Schedule 1.2 to the Credit Agreement and (x) sale and leaseback transactions permitted under Section 32(c)(xiv).

                    "Person" means an individual, partnership, corporation, limited liability company, limited liability partnership, trust, unincorporated organization, association, joint venture or a government or agency or political subdivision thereof.

                    "Rate Hedging Obligations" means, without duplication, any and all obligations of the Lessee or any Subsidiary, whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor), under

           (i) any and all agreements, devices or arrangements designed to protect at least one of the parties thereto from the fluctuations of interest rates, exchange rates or forward rates applicable to such party's assets, liabilities or exchange transactions, including, but not limited to, Dollar-denominated or cross-currency interest rate exchange agreements, forward currency exchange agreements, interest rate cap or collar protection agreements, forward rate currency or interest rate options, puts, warrants and those commonly known as interest rate "swap" agreements; (ii) all other "derivative instruments" as defined in FASB 133 and which are subject to the reporting requirements of FASB 133; and (iii) any and all cancellations, buybacks, reversals, terminations or assignments of any of the foregoing; provided, however, under no circumstances shall obligations for cotton hedging in the ordinary course of business be considered Rate Hedging Obligations.

                    "Receivables Purchase Agreement" means that certain Receivables Purchase and Servicing Agreement dated September 1, 1999 by and among Cone Receivables II LLC, as Seller, Redwood Receivables Corporation, as Purchaser, Cone Mills Corporation, as Servicer, and General Electric Capital Corporation, as Operating Agent and Collateral Agent, as amended by the First Amendment and Waiver to Securitization Agreements dated as of November 16, 1999 and the Second Amendment to Securitization Agreements dated as of the Closing Date and as amended, supplemented or restated from time to time.

                    "Restricted Payment" means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Lessee or any Subsidiary Securities of its Subsidiaries (other than those payable or distributable solely to the Lessee) now or hereafter outstanding, except a dividend payable solely in shares of a class of stock to the holders of that class;
           (ii) any redemption, conversion, exchange, put, call, retirement or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Lessee or any of its Subsidiaries (other than those payable or distributable solely to the Lessee) now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Lessee or any Subsidiary Securities of its Subsidiaries now or hereafter outstanding; and (iv) any issuance and sale of Subsidiary Securities (other than director qualifying shares) of any Subsidiary of the Lessee (or any option, warrant or right to acquire such stock) other than to the Lessee; excluding in all instances however all payments which would otherwise be considered "Restricted Payments" made in accordance with the terms of an Approved Option Plan.

                    "Securitization Outstandings" means, at any time, the Capital Investment (as defined in the Receivables Purchase Agreement) under the Receivables Purchase Agreement, in an aggregate amount not in excess of $60,000,000 at any time.

                    "Securitization Transaction" means any transaction pursuant to which the Lessee or any Subsidiary, through Cone Receivables II LLC, sells, disposes of or otherwise transfers any interest, including any security interest, in accounts receivable and related rights pursuant to the Receivables Purchase Agreement.

                  "Solvent" means, when used with respect to any Person, that at the time of determination:

                    (a) the fair value of its assets (both at fair valuation and at present fair saleable value on an orderly basis) is in excess of the total amount of its liabilities, including Contingent Obligations; and

                      (b) it is then able and expects to be able to pay its debts as they mature; and

                      (c) it has capital sufficient to carry on its business as conducted and as proposed to be conducted.

                    "Synthetic Lease" means a leveraged leasing arrangement under which the lease of property is treated as an operating lease under GAAP but is treated as a financing lease arrangement for legal and tax purposes and in which a special purpose entity incurs Indebtedness to acquire such property and leases such property to the Lessee.

                    "Synthetic Lease Indebtedness" means, with respect to a Person that is a lessee under a Synthetic Lease, at any time an amount equal to (i) the aggregate purchase price of any property that the lessor under such synthetic lease acquired, through one or a series of related transactions, and thereafter leased to such Person pursuant to such Synthetic Lease less (ii) the aggregate amount of all payments made on or prior to such time of fixed rent or other rent payments which reduced such Person's obligation under such Synthetic Lease and which are not the financial equivalent of interest. Synthetic Lease Indebtedness of a Person shall also include, without duplication, the amount of Synthetic Lease Indebtedness of others to the extent guarantied by such Person.

                    "Termination Event" means: (i) a "Reportable Event" described in Section 4043 of ERISA and the regulations issued thereunder (unless the notice requirement has been waived by applicable regulation) other than any reportable event that is the subject of the PBGC Agreement; or (ii) the withdrawal of the Lessee or any ERISA Affiliate from a Pension Plan during a plan year in which it was a "substantial employer" as defined in Section 4001(a)(2) of ERISA or was deemed such under Section 4062(e) of ERISA; or (iii) the termination of a Pension Plan, the filing of a notice of intent to terminate a Pension Plan or the treatment of a Pension Plan amendment as a termination under Section 4041 of ERISA; or (iv) the institution of proceedings to terminate a Pension Plan by the PBGC other than those actions by the PBGC that are the subject of the PBGC

           Agreement; or (v) any other event or condition which would constitute grounds under Section 4042(a) of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan other than those actions by the PBGC that are the subject of the PBGC Agreement; or (vi) the partial or complete withdrawal of the Lessee or any ERISA Affiliate from a Multiemployer Plan; or (vii) the imposition of a Lien pursuant to Section 412 of the Code or Section 302 of ERISA other than those actions by the PBGC that are the subject of the PBGC Agreement; or (viii) any event or condition which results in the reorganization or insolvency of a Multiemployer Plan under Section 4241 or Section 4245 of ERISA, respectively; or (ix) any event or condition which results in the termination of a Multiemployer Plan under Section 4041A of ERISA or the institution by the PBGC of proceedings to terminate a Multiemployer Plan under Section 4042 of ERISA; or (x) any event or condition with respect to any Employee Benefit Plan which is regulated by any Foreign Benefit Law that results in the termination of such Employee Benefit Plan or the revocation of such Employee Benefit Plan's authority to operate under the applicable Foreign Benefit Law.

                    "Twelve-Month Period" means a period of twelve consecutive calendar months taken together as one accounting period.


                      "U.S. Capital Expenditures" means all Capital Expenditures other than Mexican Capital Expenditures and Parras Cone Capital Expenditures.

                    "Voting Securities" means shares of capital stock issued by a corporation, or equivalent interests in any other Person, the holders of which are ordinarily, in the absence of contingencies, entitled to vote for the election of directors (or persons performing similar functions) of such Person, even if the right so to vote has been suspended by the happening of such a contingency.

                    "Year 2000 Compliant" means all computer applications (including those affected by information received from its suppliers and vendors) that are material to the Lessee's or any of its Subsidiaries' business and operations will be able to perform properly date-sensitive functions involving all dates on and after January 1, 2000.

                    "Year 2000 Problem" means that computer applications used by the Lessee or any of its Subsidiaries (including those affected by information received from its suppliers and vendors) are unable to recognize correctly and perform properly date-sensitive functions involving certain dates on and after January 1, 2000.

All capitalized terms used in this Section 32 and not otherwise defined herein shall have the meanings assigned thereto in the Credit Agreement (whether or not the Credit Agreement is then in effect).

           SECTION 3. Events of Default. Section 19(a)(viii) of the Lease is hereby deleted in its entirety, and the following shall be substituted therefor:

                    (viii) if there shall occur (A) a default, which is not waived, in the payment of any principal, interest, premium or other amount with respect to any Indebtedness or Rate Hedging Obligation of the Lessee or any Subsidiary in an amount not less than $500,000 in the aggregate outstanding, or (B) a default, which is not waived, in the performance, observance or fulfillment of any term or covenant contained in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Lessee or any Subsidiary, or (C) any other event of default as specified in any agreement or instrument under or pursuant to which any such Indebtedness or Rate Hedging Obligation may have been issued, created, assumed, guaranteed or secured by the Lessee or any Subsidiary, and such default or event of default referred to in clauses (A), (B) and (C) above shall continue for more than the period of grace, if any, therein specified, or such default or event of default shall permit the holder of any such Indebtedness (or any agent or trustee acting on behalf of one or more holders) to accelerate the maturity thereof ; or to commence any remedy in respect thereof ; or

           Sections 19(a)(ix) and (x) of the Lease are hereby deleted in their entirety, and the following shall be substituted therefor:

                    (ix) if the Lessee or any Subsidiary or other Credit Party shall be unable to pay its debts generally as they become due; file a petition to take advantage of any insolvency statute; make an assignment for the benefit of its creditors; commence a proceeding for the appointment of a receiver, trustee, liquidator or conservator of itself or of the whole or any substantial part of its property; file a petition or answer seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute; or
                    (x) if a court of competent jurisdiction shall enter an order, judgment or decree appointing a custodian, receiver, trustee, liquidator or conservator of the Lessee or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties and such order, judgment or decree continues unstayed and in effect for a period of sixty (60) days, or approve a petition filed against the Lessee or any Subsidiary seeking liquidation, reorganization or arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state, which petition is not dismissed within sixty (60) days; or if, under the provisions of any other law for the relief or aid of debtors, a court of competent jurisdiction shall assume custody or control of the Lessee or any Subsidiary or other Credit Party or of the whole or any substantial part of its properties, which control is not relinquished within sixty (60) days; or if there is commenced against the Lessee or any Subsidiary or other Credit Party any proceeding or petition seeking reorganization, arrangement or similar relief under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any state which proceeding or petition remains undismissed for a period of sixty (60) days; or if the Lessee or any Subsidiary or other Credit Party takes any action to indicate its consent to or approval of any such proceeding or petition; or

           Section 19(a)(xii) of the Lease is hereby deleted in its entirety, and the following shall be substituted therefor:

                    (xii) if (A) one or more judgments or orders where the amount not covered by insurance (or the amount as to which the insurer denies liability) is in excess of $2,500,000 is rendered against the Lessee or any Subsidiary, or (B) there is any attachment, injunction or execution against any of the Lessee's or Subsidiaries' properties for any amount in excess of $5,000,000 in the aggregate; and such judgment, attachment, injunction or execution remains unpaid, unstayed, undischarged, unbonded or undismissed for a period of thirty (30) days; or

                    (xiii) if the Lessee or any Subsidiary shall, other than in the ordinary course of business (as determined by past practices), suspend all or any part of its operations material to the conduct of the business of the Lessee or such Subsidiary for a period of more than 60 days; or

                    (xiv) if the Lessee or any Subsidiary shall breach any of the material terms or conditions of any agreement under which any Rate Hedging Obligations permitted hereby is created and such breach shall continue beyond any grace period, if any, relating thereto pursuant to the terms of such agreement, or if the Lessee or any Subsidiary shall disaffirm or seek to disaffirm any such agreement or any of its obligations thereunder; or

                    (xv) if any Material Supply Agreement shall be terminated, canceled or not renewed, or any notice of the foregoing shall be given by any other party thereto, or a default shall occur under such agreement and continue beyond the grace or cure period, if any, applicable thereto; or

                    (xvi)        if there shall occur any Change in Control; or

                    (xvii) if there shall occur any Termination Event as defined in the Receivables Purchase Agreement; or

                    (xviii) if there shall occur any Event of Default as defined in the Senior Note Agreement.

           SECTION 4. Net Rent. Exhibit D to the Lease is hereby amended by deleting the definition of "Applicable Rate" that appears in paragraph D thereof in its entirety and substituting therefor the following:

                    "Applicable Rate" means, for any Interest Period with respect to both the Lessor's Investment and the Loans, the sum of (i) the LIBO Rate for such Interest Period, plus (ii) the Applicable Margin then in effect.

                    "Applicable Margin" means 4.25%, except that during the continuance of any Event of Default, the Applicable Margin shall be 6.25%.

           SECTION 5. Conditions Precedent. This Amendment shall become effective upon (i) receipt by the Lender of a fully executed copy of this Amendment and (ii) receipt by the Lender of evidence satisfactory to the Lender of the satisfaction of the conditions precedent set forth in Section 7.1 of the Credit Agreement, including without limitation, executed copies of all of the Security Documents. As promptly as practicable, but in any event no later than February 4, 2000, the Lessee shall deliver to Lessor and Lender an opinion of counsel, addressed to Lessor and Lender, in form and substance reasonably satisfactory to Lessor and Lender, with respect to the enforceability of this Amendment and such other matters as Lessor or Lender shall reasonably request.

           SECTION 6. Representations of Lessee. Lessee hereby represents and warrants that, after giving effect to this Amendment (i) the representations and warranties set forth in Section 32(a) of the Lease are true and correct as of the date hereof, and shall be deemed to have been made such representations and warranties as of the date hereof and (ii) no Event of Default, Environmental Event, Casualty, Condemnation or Default has occurred and is continuing.

           SECTION 7. Miscellaneous. The Lease as amended hereby, remains in full force and effect. Any reference to the Lease after the date hereof shall be deemed to refer to the Lease as amended hereby, unless otherwise expressly stated. This Amendment shall be governed by, and construed in accordance, with the laws of the State of North Carolina. This Amendment may be executed by the different parties hereto on separate counterparts, each of which shall constitute an original, and all of which together shall constitute one and the same agreement. The Lessee shall promptly pay, or reimburse the Lender for, all costs and expenses, including without limitation, legal fees and expenses, incurred by the Lender or the Lessor in connection with this Amendment and the other Lease Documents.

           IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by their respective duly authorized officers as of the date first above written.

                              ATLANTIC FINANCIAL GROUP, LTD.

                              By:      Atlantic Financial Managers, its
                                           General Partner


                                       By:______________________________________
                                                Name Printed: Stephen Brookshire
                                                Title: President

                                          CONE MILLS CORPORATION



                                          By
                                          Name Printed:
                                          Title:

                                                   CONSENT


           SUNTRUST BANK hereby consents to the terms of the foregoing Tenth Amendment to Master Lease.

                                          SUNTRUST BANK


                                          By:
                                                   Name Printed:
                                                   Title: